Exhibit 99.1

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The Bryn Mawr Trust Company

FOR RELEASE: IMMEDIATELY

FOR MORE INFORMATION CONTACT:

Ted Peters Chairman & CEO Bryn Mawr Bank Corporation 610-581-4800

Bryn Mawr Bank Corporation Adopts Shareholder Rights Plan

BRYN MAWR, Pa., November 19, 2003 Bryn Mawr Bank Corporation, (the “Corporation”) (Nasdaq: BMTC), parent of The Bryn Mawr Trust Company, today announced that its Board of Directors adopted a Shareholder Rights Plan (“Plan”) to enhance and protect the value of the shareholders’ investment in the Corporation and to discourage unfair or financially inadequate takeover proposals and abusive takeover practices.

The Plan provides for distribution of rights to purchase shares of the Corporation’s common stock. The rights will be distributed to shareholders as a dividend at the rate of one right for each share of common stock of the Corporation held by shareholders of record as of the close of business on December 8, 2003. Because the rights are not currently exercisable and will trade with the common stock, separate certificates representing the rights will not be issued at this time. The rights generally will be exercisable only if a person or group acquires beneficial ownership of twenty percent (20%) or more of the Corporation’s common stock.

Bryn Mawr Bank Corporation is the holding company for The Bryn Mawr Trust Company, a state-chartered, FDIC insured commercial bank, which was founded in 1889, has $577 million in bank assets and manages $1.6 billion in trust & investment assets.

The Bryn Mawr Trust Company offers a full range of personal and business banking and wealth management services, including trust and estate planning, investment management, insurance, mortgages, and consumer and commercial loans.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond Bryn Mawr Bank Corporation’s control, could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward-looking statements speak only as of the date they are made. Bryn Mawr Bank Corporation does not undertake to update forward-looking statements.

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